Exhibit 99.1

M/I Homes Reports
2024 First Quarter Results

Columbus, Ohio (April 24, 2024) - M/I Homes, Inc. (NYSE:MHO) announced results for the three months ended March 31, 2024.

2024 First Quarter Highlights:
•New contracts increased 17% to 2,547
•Homes delivered increased 8% to 2,158, a first quarter record
•Revenue increased 5% to $1.05 billion, a first quarter record
•Pre-tax income increased 33% to $180.2 million, 17.2% of revenue and a first quarter record
•Net income increased 34% to a first quarter record $138.1 million ($4.78 per diluted share)
•Shareholders’ equity reached a record of $2.6 billion, a 21% increase from a year ago, with book value per share of $95
•Backlog sales value increased to $1.8 billion, up 4%
•Return on equity of 21%

The Company reported record first quarter pre-tax income of $180.2 million and record first quarter net income of $138.1 million, or $4.78 per diluted share. This compares to pre-tax income of $136.0 million and net income of $103.1 million, or $3.64 per diluted share, for the first quarter of 2023.

Homes delivered in 2024's first quarter increased 8% to 2,158 homes, a first quarter record for the Company. This compares to 2,007 homes delivered in 2023’s first quarter. New contracts for the first quarter of 2024 increased 17% to 2,547 compared to 2,171 in 2023. Homes in backlog at March 31, 2024 had a total sales value of $1.8 billion, a 4% increase from a year ago. Backlog units at March 31, 2024 increased 3% to 3,391 homes, with an average sales price of $528,000. At March 31, 2023, backlog sales value was $1.7 billion, with backlog units of 3,301 and an average sales price of $522,000. M/I Homes had 219 communities at March 31, 2024 compared to 200 communities at March 31, 2023. The Company's cancellation rate was 8% in the first quarter of 2024 compared to 13% in the first quarter of 2023.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We had an exceptional first quarter - setting first quarter records in homes delivered, revenue, and income. In addition, we were very pleased with our new contracts increasing by 17%, as well as producing strong margins and returns. Our homes delivered increased 8% to a record 2,158, revenue increased 5% to a record $1.05 billion and our gross margins improved by 360 basis points to 27%. This resulted in pre-tax income increasing by 33% to a first quarter record of $180.2 million, 17.2% of revenue, and a 21% return on equity.”

Mr. Schottenstein continued, “Our financial condition is excellent. We ended the quarter with record shareholders’ equity of $2.6 billion, book value of $95 per share, cash of $870 million, zero borrowings on our $650 million credit facility, and a homebuilding debt to capital ratio of 21%, and net-debt-to-capital ratio of negative 7%. Given our performance in the first quarter of 2024, our diverse product offerings and well-located communities, we are positioned to have a strong 2024.”

The Company will broadcast live its earnings conference call today at 10:30 A.M. Eastern Time. To listen to the call live, log on to the M/I Homes’ website at mihomes.com, click on the “Investors” section of the site, and select “Listen to the Conference Call.” A replay of the call will continue to be available on our website through April 2025.

M/I Homes, Inc. is one of the nation’s leading homebuilders of single-family homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Detroit, Michigan; Tampa, Sarasota, Fort Myers/Naples and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina and Nashville, Tennessee.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “targets,” “envisions,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defects, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

Contact M/I Homes, Inc.
Ann Marie W. Hunker, Vice President, Chief Accounting Officer and Controller, (614) 418-8225
Mark Kirkendall, Vice President, Treasurer, (614) 418-8021

M/I Homes, Inc. and Subsidiaries
Summary Statement of Income (unaudited)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2024	2023
New contracts	2,547	2,171
Average community count	216	198
Cancellation rate	8%	13%
Backlog units	3,391	3,301
Backlog sales value	$1,789,340	$1,724,550
Homes delivered	2,158	2,007
Average home closing price	$471	$486

Homebuilding revenue:
Housing revenue	$1,016,513	$974,946
Land revenue	3,228	303
Total homebuilding revenue	$1,019,741	$975,249

Financial services revenue	26,962	25,281
Total revenue	$1,046,703	$1,000,530

Cost of sales - operations	763,360	765,904
Gross margin	$283,343	$234,626
General and administrative expense	56,084	50,960
Selling expense	53,940	49,080
Operating income	$173,319	$134,586
Other income	—	(7)
Interest income, net of interest expense	(6,920)	(1,389)
Income before income taxes	$180,239	$135,982
Provision for income taxes	42,178	32,916
Net income	$138,061	$103,066

Earnings per share:
Basic	$4.92	$3.73
Diluted	$4.78	$3.64

Weighted average shares outstanding:
Basic	28,052	27,602
Diluted	28,888	28,305

M/I Homes, Inc. and Subsidiaries
Summary Balance Sheet and Other Information (unaudited)
(Dollars in thousands, except per share amounts)

	As of
	March 31,
	2024	2023
Assets:
Total cash, cash equivalents and restricted cash (1)	$870,162	$542,564
Mortgage loans held for sale	235,047	226,629
Inventory:
Lots, land and land development	1,448,459	1,279,673
Land held for sale	136	17,959
Homes under construction	1,169,791	1,190,519
Other inventory	155,779	169,258
Total Inventory	$2,774,165	$2,657,409

Property and equipment - net	33,145	37,419
Investments in joint venture arrangements	59,146	49,031
Operating lease right-of-use assets	57,890	59,787
Goodwill	16,400	16,400
Deferred income tax asset	15,313	18,019
Other assets	150,683	155,112
Total Assets	$4,211,951	$3,762,370

Liabilities:
Debt - Homebuilding Operations:
Senior notes due 2028 - net	$397,072	$396,298
Senior notes due 2030 - net	296,991	296,487
Total Debt - Homebuilding Operations	$694,063	$692,785

Notes payable bank - financial services operations	224,321	223,618
Total Debt	$918,384	$916,403

Accounts payable	224,972	208,426
Operating lease liabilities	59,163	60,763
Other liabilities	370,647	393,563
Total Liabilities	$1,573,166	$1,579,155

Shareholders’ Equity	2,638,785	2,183,215
Total Liabilities and Shareholders’ Equity	$4,211,951	$3,762,370

Book value per common share	$95.09	$78.77
Homebuilding debt to capital ratio (2)	21%	24%
(1)Includes $0.5 million and $1.4 million of restricted cash and cash held in escrow for the quarters ended March 31, 2024 and 2023, respectively.
(2)The ratio of homebuilding debt to capital is calculated as the carrying value of our homebuilding debt outstanding divided by the sum of the carrying value of our homebuilding debt outstanding plus shareholders’ equity.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data (unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash provided by operating activities	$115,772	$251,499
Cash used in investing activities	$(17,108)	$(4,793)
Cash provided by (used in) financing activities	$38,694	$(15,684)

Land/lot purchases	$107,660	$45,646
Land development spending	$119,367	$92,419
Land sale revenue	$3,228	$303
Land sale gross profit (loss)	$1,313	$(3)

Financial services pre-tax income	$12,312	$12,641

M/I Homes, Inc. and Subsidiaries
Non-GAAP Financial Results (1)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net income	$138,061	$103,066
Add:
Provision for income taxes	42,178	32,916
Interest income - net	(9,767)	(3,673)
Interest amortized to cost of sales	8,302	8,040
Depreciation and amortization	4,467	4,397
Non-cash charges	3,539	2,073
Adjusted EBITDA	$186,780	$146,819

(1) We believe these non-GAAP financial measures are relevant and useful to investors in understanding our operations and may be helpful in comparing us with other companies in the homebuilding industry to the extent they provide similar information. These non-GAAP financial measures should be used to supplement our GAAP results in order to provide a greater understanding of the factors and trends affecting our operations.

M/I Homes, Inc. and Subsidiaries
Selected Supplemental Financial and Operating Data

	NEW CONTRACTS
	Three Months Ended
	March 31,
			%
Region	2024	2023	Change
Northern	1,162	828	40%
Southern	1,385	1,343	3%
Total	2,547	2,171	17%

	HOMES DELIVERED
	Three Months Ended
	March 31,
			%
Region	2024	2023	Change
Northern	843	797	6%
Southern	1,315	1,210	9%
Total	2,158	2,007	8%

	BACKLOG
	March 31, 2024			March 31, 2023
		Dollars	Average		Dollars	Average
Region	Units	(millions)	Sales Price	Units	(millions)	Sales Price
Northern	1,567	$822	$525,000	1,087	$560	$515,000
Southern	1,824	$967	$530,000	2,214	$1,165	$526,000
Total	3,391	$1,789	$528,000	3,301	$1,725	$522,000

	LAND POSITION SUMMARY
	March 31, 2024			March 31, 2023
	Lots	Lots Under		Lots	Lots Under
Region	Owned	Contract	Total	Owned	Contract	Total
Northern	7,005	9,279	16,284	7,712	7,214	14,926
Southern	16,821	14,352	31,173	16,054	9,761	25,815
Total	23,826	23,631	47,457	23,766	16,975	40,741